Exhibit 99.1

News release

QLT ANNOUNCES POSITIVE PRELIMINARY RESULTS FROM PHASE 1b RETREATMENT TRIAL OF QLT091001 IN SUBJECTS WITH LEBER CONGENITAL AMAUROSIS AND RETINITIS PIGMENTOSA DUE TO MUTATIONS IN LRAT OR RPE65

For Immediate Release	February 27, 2014

VANCOUVER, British Columbia (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) (“QLT” or the “Company”) today announced positive preliminary results from its international, multi-center, Phase 1b clinical trial of repeated treatments of oral QLT091001 in subjects with Leber Congenital Amaurosis (LCA) or Retinitis Pigmentosa (RP) due to inherited genetic mutations in retinal pigment epithelium (RPE65) or lecithin:retinol acyltransferase (LRAT).

Preliminary results of this Phase 1b study showed clinically meaningful improvements in visual fields (VF) and visual acuity (VA). To date, 19 of 27 subjects (70%) had an increase in VF retinal area from baseline of > 20% in at least 1 eye at 2 consecutive visits within 6 months from the start of any QLT091001 treatment course. In addition, 70% of subjects had an increase in VA from baseline of > 5 letters in at least 1 eye at 2 consecutive visits within 6 months from the start of any treatment course. The percentage of VF and VA responders identified by disease and mutation is summarized in the Table below. Dosing in the study is now completed and subject follow-up is ongoing. The final clinical data, including duration of response and other evaluations, are anticipated for release in the third quarter of 2014.

“We are very pleased to see additional positive data from our ultra orphan program in LCA and RP,” said Jason M. Aryeh, Chairman of the Board. “Such results are highly encouraging to us and our investigator colleagues to move QLT091001 forward into a pivotal study. We hope that QLT’s Synthetic Retinoid will become a first-in-class oral therapy for these important areas of unmet medical need. The QLT team would like to thank all the patients who participated in this study and appreciate the desire of many of them to continue therapy with QLT091001.”

This multicenter, open-label Phase 1b proof-of-concept trial was an extension study in which LCA or RP subjects with RPE65 or LRAT mutations who had been previously treated with a single course of QLT091001 in the Company’s previously completed Phase Ib study, received up to three 7-day courses of QLT091001 to assess visual outcomes and safety following retreatment. VF was assessed using Goldmann Visual Field (GVF) and VA was assessed using best-corrected visual acuity (BCVA) at baseline and days 7, 14, 30 and 60 after each treatment course, then bimonthly until the next treatment course. Safety assessments included complete ophthalmic and physical examinations, electroretinograms (ERGs), optical coherence tomography (OCT) retinal architecture, electrocardiograms, laboratory testing and reported adverse events.

Subjects received treatment with QLT091001 at doses of 10, 40 or 60 mg/m2, with the majority of subjects receiving 40 mg/m2. Retreatment was initially determined based on established retreatment criteria or at Investigator discretion. This was later amended to allow retreatment to occur as early as 30 days but no later than 60 days after a previous treatment course to maintain dosing within a fixed interval. For these reasons, the time between each treatment course in this trial varied between subjects for each course and also varied between courses for each subject (1-13 months). There was also a wide range in time (7-32 months) per subject that elapsed between the single course treatment in the previously completed Phase Ib trial and treatment in this trial.

All adverse events reported in this trial were consistent with the retinoid class of medications and were transient and/or reversible. Only one serious adverse drug reaction (intracranial hypertension (ICH), a known class effect of retinoids), was reported in the study and it was resolved.

Table: Preliminary Results for Visual Field and Visual Acuity Responders

	N	Visual Field Responders[a] Number (%) of Subjects	Visual Acuity Responders[b] Number (%) of Subjects
All Subjects	27	19 (70%)	19 (70%)
All LCA	13	7 (54%)	10 (77%)
All RP	14	12 (86%)	9 (64%)
All RPE65	15	11 (73%)	8 (53%)
All LRAT	12	8 (67%)	11 (92%)

a:	> 20% change in retinal area from baseline at 2 consecutive visits in at least 1 eye within 6 months of any treatment course.
b:	> 5 letter increase from baseline at 2 consecutive visits in at least 1 eye within 6 months of any treatment course.

About Leber Congenital Amaurosis (LCA)

LCA is an inherited degenerative retinal disease characterized by abnormalities such as roving eye movements and sensitivity to light, and manifesting in severe vision loss from birth. Both rod and cone photoreceptors are affected in LCA. Eye examinations of infants with LCA reveal normal appearing retinas. However, a low level of retinal activity, measured by electroretinography, indicates very little visual function. According to current epidemiological estimates, LCA affects approximately one in 81,000 newborns worldwide, of which approximately 10% carry the inherited deficiencies of either RPE65 or LRAT.

About Retinitis Pigmentosa (RP) Due to RPE65 and LRAT Mutations

RP is a set of hereditary retinal diseases demonstrating clinical features similar to LCA. RP is also characterized by degeneration of rod and cone photoreceptors, but it presents with a more variable loss of vision in late childhood to adulthood. Deficits in dark adaptation and peripheral vision are particular hallmarks of RP. RP is currently estimated to affect at least 300,000 individuals worldwide, of which approximately 20%–30% are autosomal recessive (arRP). It is currently estimated that less than 3% of autosomal recessive RP patients carry the inherited deficiencies of either RPE65 or LRAT.

About Synthetic Retinoid Drugs

Genetic diseases in the eye such as LCA and RP arise from gene mutations of enzymes or proteins required in the biochemistry of vision. QLT091001 is a replacement for 11-cis-retinal, which is an essential component of the retinoid-rhodopsin cycle and visual function, and is under investigation for the treatment of LCA and RP. QLT091001 has received orphan drug designations for the treatment of LCA (due to inherited mutations in LRAT or RPE65 genes) and RP (all mutations) by the FDA, and for the treatment of LCA and RP (all mutations) by the EMA. The drug has also been granted two Fast Track designations by the FDA for the treatment of LCA and RP due to inherited mutations in the LRAT and RPE65 genes. Recently, we submitted orphan drug designation applications to the FDA and EMA for QLT091001 for the treatment of inherited retinal disease caused by LRAT or RPE65 mutations, an indication which includes both LCA and RP patients. The clinical characteristics and progression of disease in LCA and RP overlap as do some of their genetic causes. At least 7 of the known LCA disease genes, including LRAT and RPE65, have also been linked to the clinical appearance of RP. Despite disease heterogeneity and terminology, there is an overlap in the genetic mechanisms underlying some forms of LCA and RP such as those caused by LRAT and RPE65 mutations where 11-cis-retinal production is either severely or completely compromised. RP is the most common inherited retinal disease, and is generally the diagnosis given to patients who begin to lose vision after the first decade of life, whereas the diagnosis of LCA is given to patients who have central vision loss soon after birth. There is no universally accepted diagnostic term for patients with characteristics in between; clinicians have considered such cases as either LCA or severe RP.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of inherited retinal diseases.

QLT is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our statements concerning our timing to complete analysis and release final data on the trial; our statements concerning the timing and our ability to launch a pivotal trial of QLT091001; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the risks, uncertainties and other factors following: the effect that QLT’s announcements and actions will have on the market price of our securities; our development plans, timing and results of the clinical development of our synthetic retinoid program; assumptions related to continued enrollment trends, efforts and success, and the associated costs of our synthetic retinoid program; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results disclosed and/or previous trials; varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our synthetic retinoid program; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results, which are uncertain and likely to fluctuate; currency fluctuations; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.